EXHIBIT 10.6

FIRST AMENDMENT TO EXECUTIVE SERVICES AGREEMENT

This First Amendment (the “First Amendment”) to the Executive Services Agreement between Babcock & Wilcox Enterprises, Inc. (the “Company”) and BRPI Executive Consulting, LLC (“BRPI”) dated November 19th, 2018 is made and entered into this 22nd day of April 2020 (the “Effective Date”).

WHEREAS, the Company and BRPI desire to change the payment terms of Section 3 of the Executive Services Agreement, on the terms and conditions specified in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing, Section 3.1 of the Executive Services Agreement is hereby amended and restated in its entirety as follows:

“3.1    As full compensation for the Services rendered by BRPI pursuant to this Agreement, the Company shall pay BRPI a fee in the annual amount of $750,000, paid monthly in advance by the fifth day of each calendar month, and such other compensation as the parties determine to be reasonable and appropriate. Notwithstanding the forgoing, from June 1, 2020 through November 30, 2020, BRPI agrees that fifty percent (50%) of the amount payable each month pursuant to this Section 3.1 shall be deferred and shall be payable by the Company on the fifth calendar day of March 2021.”

Except as set forth above, nothing in this First Amendment shall be deemed to alter, amend, or modify any other provisions of the Executive Services Agreement.

IN WITNESS WHEREOF, the parties hereto have agreed to and have executed this First Amendment on the Effective Date.

BRPI EXECUTIVE CONSULTING, LLC:

By:	/s/ Kenneth M. Young
Name:	Kenneth M. Young
Title:	Chief Executive Officer

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ John Dziewisz
Name:	John Dziewisz
Title:	Senior Vice President and Secretary